Exhibit 99.1
Valentis, Inc.

Valentis, Inc.
Benjamin F. McGraw, III
(650) 697-1900 x210
IR@valentis.com

VALENTIS ANNOUNCES SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

Burlingame, CA, February 14, 2007 - Valentis, Inc. (NASDAQ:VLTS) today announced financial results for its second fiscal quarter ended December 31, 2006.

Valentis reported a net loss for the three months ended December 31, 2006 of $637,000, or $0.04 per basic and diluted share, on revenue of $260,000, compared to a net loss of $3.9 million, or $0.26 per basic and diluted share, on revenue of $146,000 for the corresponding period of the prior year. Net loss for the six months ended December 31, 2006 was $2.8 million, or $0.16 per basic and diluted share, on revenue of $340,000, compared to a net loss of $7.5 million, or $0.50 per basic and diluted share, on revenue of $473,000 for the corresponding period of the prior year.

Revenue reported in the three and six months ended December 31, 2006 and 2005 primarily reflected license fees received under agreements related to Valentis’ technologies during the periods.

Following Valentis’ July 2006 announcement regarding negative results in its Phase IIb clinical trial of VLTS 934 in patients with peripheral artery disease, or PAD, Valentis ceased all research and development activities on all of its potential products and technologies, including activities relating to its clinical trials and has been focusing on the licensing and sale of its technologies and the assertion of its intellectual properties. Valentis did not record any research and development expenses during the quarter ended December 31, 2006. For the six months ended December 31, 2006, Valentis recorded $961,000 of research and development expenses, which primarily reflected expenses incurred prior to the cessation of all research and development activities, and included non-cash stock-based compensation expenses of $209,000. For the three and six months ended December 31, 2005, Valentis recorded $2.8 million and $5.6 million of research and development expenses, respectively, which primarily reflected expenses incurred relating to its Phase IIb clinical trial of VLTS 934 in patients with PAD, and included non-cash stock-based compensation expenses of $166,000 and $355,000, respectively.

General and administrative expenses increased approximately $225,000 to approximately $1.5 million for the quarter ended December 31, 2006, compared to approximately $1.3 million for the corresponding period in 2005. General and administrative expenses increased approximately $322,000 to approximately $2.8 million for the six months ended December 31, 2006, compared to approximately $2.5 million for the corresponding period in 2005. The increases primarily reflected expenses associated with Valentis’ pursuit of strategic opportunities, including the sale of certain assets and the potential merger with Urigen N.A., Inc., or Urigen. Also included in general and administrative expenses are non-cash stock-based compensation expenses of $399,000 and $309,000 for the quarter ended December 31, 2006 and 2005, respectively, and of $681,000 and $655,000 for the six months ended December 31, 2006 and 2005, respectively.

Valentis announced restructuring activities, including a workforce reduction of approximately 55% of its employees on August 18, 2006. Further reductions of approximately 66% of its remaining workforce occurred through the ends of August and October 2006. Valentis anticipates further reductions of its remaining workforce as it proceeds towards the completion of its strategic opportunities, primarily including consummating the proposed merger with Urigen. The total costs associated with the reduction in workforce are estimated to be between $1.1 million and $1.4 million, primarily related to severance benefits, of which $899,000 has been recognized as restructuring charges and $372,000 has been paid as of December 31, 2006. The remaining costs related to the workforce reduction are expected to be recognized as restructuring charges and paid in the fiscal third and fourth quarters of 2007.

Following Valentis’ announcement regarding negative results of its clinical trial for VLTS 934 in July 2006, Valentis entered into agreements with other companies to sell many of its remaining potential products and technologies. For the three and six months ended December 31, 2006, Valentis recognized payments received totaling approximately $690,000 million and $1.0 million, respectively, as other income under these agreements. In addition, during the three months ended December 31, 2006, Valentis sold most of its remaining machinery, equipment, furniture and fixtures for an aggregated net proceeds of approximately $604,000 and recognized gain on sale of assets totaling $581,000 as other income.  Furthermore, in October 2006, Valentis entered into a sale of technology agreement with another company for a net consideration of $540,000, of which $480,000 was received by Valentis in November 2006 and recorded in other accrued liabilities in the quarter ended December 31, 2006 as Valentis has not yet completed all of its obligations under the agreement.

On December 31, 2006, Valentis had $1.7 million in cash and cash equivalents compared to $4.3 million in cash, cash equivalents and short-term investments on June 30, 2006. The decreases of $2.6 million in cash, cash equivalents and short-term investments balances primarily reflected spending related to severance payments and Valentis’ efforts to pursue its strategic opportunities, which include consummating Valentis announced potential merger with Urigen and selling certain assets.

Subsequent to the quarter ended December 31, 2006, in January 2007, Valentis granted to a company a non-exclusive license for the use of Valentis’ plasmid DNA technologies. Valentis received license fee in full for $185,000 in January 2007. In addition, Valentis sold its technologies related to the Del-1 MAb program to another company and received payment in full of $250,000 in January 2007. As of January 31, 2007, Valentis has several remaining potential products and technologies, including:

•   OptiPEG™ PEGylation technology; and

•   Proprietary scalable processes to manufacture plasmid DNA formulated products.

Valentis is assessing strategic opportunities that may be available to it, including the sale or license of these remaining potential products and technologies and the assertion of Valentis’ manufacturing intellectual property through a variety of avenues. Valentis expects such actions to provide financial resources sufficient to allow it to continue operations until fiscal fourth quarter 2007.

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for PAD. On July 11, 2006, Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. Valentis is assessing strategic opportunities that may be available to it, including the sale or the above noted proposed merger of its business and the sale or licensing of certain of its assets.

Additional information about Valentis can be found at www.valentis.com.

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. Valentis has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Valentis believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. In particular, these risks and uncertainties include, without limitation, the future financial condition of Valentis, the risk that Valentis may not be able to complete the proposed merger transaction with Urigen, risks associated with Valentis’ restructuring activities including, but not limited to, the licensing and sale of certain of its technologies, and industry wide changes and other causes. These and other important factors, including those discussed in Valentis’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006, as filed with the SEC, may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, investors and securityholders are cautioned not to place undue reliance on such forward-looking statements. Valentis does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

VALENTIS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
License and other revenue	$260	$146	$340	$473
Total revenue	260	146	340	473

Operating expenses:
Research and development	—	2,848	961	5,605
General and administrative	1,496	1,271	2,843	2,481
Restructuring charges	668	—	899	—
Total operating expenses	2,164	4,119	4,703	8,086
Loss from operations	(1,904)	(3,973)	(4,363)	(7,613)

Interest income	5	72	36	158
Other income and expenses, net	1,262	—	1,551	(35)
Net loss	$(637)	$(3,901)	$(2,776)	$(7,490)
)
Basic and diluted net loss per share	$(0.04)	$(0.26)	$(0.16)	$(0.50)

Weighted-average shares used in computing net loss per common share	17,055	14,852	17,045	14,844

Condensed Balance Sheet

(in thousands)

	December 31,
	2006	June 30, 2006
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$1,697	$4,348
Other current assets	394	367
Total current assets	2,091	4,715
Property and equipment, net	7	37
Goodwill and other assets, net	409	506
	$2,507	$5,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,560	$2,415
Stockholders’ equity	947	2,843
	$2,507	$5,258

* Derived from audited financial statements